EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 28th  day of September, 2009, by and between BLOUNT INTERNATIONAL, INC., a Delaware corporation (the “Company”), and JOSHUA L. COLLINS (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to hire Executive and Executive desires to accept such employment; and

WHEREAS, the Company and Executive desire to enter into an agreement providing for Executive’s employment by the Company and specifying the terms and conditions of such employment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.                                       Employment and Term.

(a)                                  Subject to the terms and conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment as the President, Chief Operating Officer and Chief Executive Officer-Designate of the Company and shall have such responsibilities, duties and authority that are consistent with such positions as may be from time to time assigned to Executive by the Board of Directors, provided that effective January 4, 2010, upon the retirement of the Company’s current Chief Executive Officer (“CEO”), Executive shall also serve as the Company’s CEO.  Consistent with his positions, Executive shall, in consultation with the Board and other senior Company executives, have meaningful authority over the hiring, firing and promotion of his direct reports and other senior executives.  The Company agrees to nominate Executive for election as a Director of the Company commencing with the annual stockholders meeting in calendar year 2010 and to continue to nominate Executive for election as a Director during the Term.  Executive agrees that during the Term of this Agreement he will devote substantially all his working time, attention and energies to the diligent performance of his duties and responsibilities for the Company; provided that for a period of up to ten (10) years after the Effective Date (although Executive reasonably expects this period will not exceed five (5) years), Executive may spend one (1) day per calendar quarter and up to five (5) hours a month performing services in connection with an investment fund for which he currently performs services.  With the consent of the Board of Directors, Executive may serve as a director on the boards of directors or trustees of additional companies and organizations.

(b)                                 Unless earlier terminated as provided herein, Executive’s employment under this Agreement shall be for a rolling, two-year term (the “Term) commencing on October 15, 2009 (the “Effective Date”) and shall be deemed to extend automatically, without further action by either the Company or Executive, each day for an additional day, such that the remaining term of the Agreement shall continue to be two years; provided, however, that either party may, by written notice to the other, cause this Agreement to cease to extend automatically and, upon such notice, the “Term” of this Agreement shall be the two-year period following the date of such notice and this Agreement shall terminate upon the expiration of such Term; provided, further, that the Term of this Agreement shall cease on the date Executive attains age 65.

2.                                       Compensation and Benefits.  As compensation for his services during the Term of this Agreement, Executive shall be paid and receive the amounts and benefits set forth in subsections (a) through (f) below:

(a)                                  An annual base salary (“Base Salary”) at a rate of Five Hundred Fifty Thousand Dollars ($550,000.00) per year, prorated for any partial year of employment.  Executive’s Base Salary shall be subject to annual review starting in 2011 for increase at such time as the Company conducts salary reviews for its executive officers generally.  Executive’s salary shall be payable in substantially equal installments on a bi-monthly basis, or in accordance with the Company’s regular payroll practices in effect from time to time for executive officers of the Company.

(b)                                 Executive shall be eligible to participate in the Executive Management Annual Incentive Program (“Incentive Program”) and such other annual incentive plans as may be established by the Company from time to time for its executive officers.  The Board or a committee of the Board will in consultation with the Executive establish performance goals for the Executive each year under the Incentive Program.  For the period from the Effective Date through December 31, 2009, the Compensation Committee of the Board (“Compensation Committee”) in its sole discretion may grant Executive a bonus based on his and/or the Company’s performance or such other factors deemed appropriate by the Compensation Committee in its sole discretion.  For fiscal year 2010, Executive shall be entitled to a Target Bonus of $500,000, provided that the Compensation Committee certifies that the applicable performance objectives established for such period have been met.  For fiscal year 2011 and thereafter, Executive’s annual Target Bonus shall be established in accordance with the determination of the Compensation Committee, which determination shall be made in a manner consistent with that for other executive officers of the Company.  The annual incentive bonus payable under this subsection (b) shall be payable as a lump sum at the same time bonuses are paid to other senior executives after certification by the Compensation Committee, that the applicable performance objectives have been met, unless Executive elects to defer all or a portion of such amount pursuant to any deferral plan established by the Company for such purpose.

(c)                                  Executive shall be entitled to participate in, or receive benefits under, any “employee benefit plan” (as defined in Section 3(3) of ERISA) or employee benefit arrangement made generally available by the Company to its executive officers, including plans providing 401(k) benefits, matching and Savings Plus benefits, deferred compensation, health care (including Exec-U-Care), dental and vision care, life insurance, disability, accidental death and similar benefits.

(d)                                 On the Effective Date, the Company will grant Executive 750,000 options (the “Options”) to purchase shares of the Company’s Common Stock under the Company’s 2006 Equity Incentive Plan.  The exercise price for the Options will be the closing sales price of the Company’s Common Stock on the New York Stock Exchange on the business day immediately preceding the Effective Date.  The Options will vest in equal installments of 250,000 shares each on the first, second and third anniversaries of the Effective Date.  To the extent unvested, the Options will automatically fully vest upon the occurrence of a Change in Control (as defined in Section 5.3 below).  The terms and conditions of the Stock Option Agreement granting the Options will be consistent with the agreements for other executive officers of the Company.

(e)                                  The Company will reimburse Executive for membership dues, initiation fees, and any assessments at a country club of Executive’s choice in the Portland area and will assist Executive in reducing any waiting period in regard to membership in such club to the extent it is able to do so.  Executive will be provided an automobile in accordance with the Company’s automobile policy for Executives, and the Company will pay all insurance, maintenance, fuel, oil and related operational expenses for such automobile.  Executive will be entitled to four (4) weeks vacation during calendar year 2010, which amount will be subject to increase during the Term in accordance with Company policy.  Executive will be provided an annual physical examination and a financial/tax consultant for personal financial and tax planning.  Executive will be promptly reimbursed by the Company for all reasonable business expenses he incurs in carrying out his duties and responsibilities under this Agreement.  If any of the perquisite amounts provided to Executive pursuant to this subsection (e) are subject to federal, state or local income taxes, Executive will be provided an appropriate tax gross-up on such amounts.

(f)                                    With respect to Executive’s relocation to the Portland, Oregon area, the Company will provide Executive (i) a furnished townhouse or apartment for three months or until Executive is permanently relocated, whichever first occurs, including reasonable and customary living expenses for such period, (ii) one month’s Base Salary to take care of incidental and miscellaneous moving expenses payable upon his relocation to Portland; (iii) reimbursement for the reasonable expenses for house hunting trips for Executive and his family, (iv) transportation expenses to move Executive and his family to Portland; (v) reimbursement for the costs of packing, shipping and unpacking Executive’s furniture and personal effects, including storage as appropriate; (vi) with respect to the purchase of a home in the Portland area, house finding assistance and upon the purchase of a home, reimbursement of Executive’s closing costs; (vii) with respect to the sale of Executive’s current home in Bronxville, New York, the Company will provide marketing assistance and, if necessary, a guaranteed buyout in accordance with the customary terms through the Company’s third-party relocation service provider; and (viii) an appropriate tax gross-up on any non-tax deductible relocation expenses.

3.                                       Confidentiality and Noncompetition.

(a)                                  Executive acknowledges that, prior to and during the Term of this Agreement, the Company has furnished and will furnish to Executive Confidential Information which could be used by Executive on behalf of a competitor of the Company to the Company’s substantial detriment.  Moreover, the parties recognize that Executive during the course of his employment with the Company will develop important relationships with customers and others having valuable business relationships with the Company.  In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section are reasonably necessary to protect the Company’s legitimate business interests and good will.  Executive acknowledges that at least two weeks prior to the Effective Date, he was notified in writing that his offer of employment was conditioned upon his agreement to the noncompetition restriction in subsection (d)(i) below.

(b)                                 Executive agrees that he shall protect the Company’s Confidential Information and shall not disclose to any Person, or otherwise use, except in connection with his duties performed in accordance with this Agreement or otherwise for the Company, any Confidential Information at any time, including following the termination of his employment with the Company for any reason; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.  Executive’s obligations under this Section 3(b) shall survive any expiration or termination of this Agreement for any reason, provided that Executive may after such expiration or termination disclose Confidential Information with the prior written consent of the Board.

(c)                                  Upon the termination or expiration of his employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control, and all of the Company’s equipment and other materials in his possession or control.  Executive’s obligations under this Section 3(c) shall survive any expiration or termination of this Agreement.

(d)                                 Upon the termination or expiration of his employment under this Agreement, Executive agrees that for a period of one (1) year from his Date of  Termination or until the end of the period for which he is entitled to receive compensation under Section 4.1(a) below, whichever is longer, he shall not (i) be employed by or provide services to any company or business engaged in the design, manufacture, marketing or sale of any products similar to those produced or offered by the Company or its affiliates in the geographic areas of the world in which the Company conducts its principal manufacturing and sales operations, including China, Brazil,

Germany and North America, provided that this noncompetition restriction shall in no event extend longer than two years from Executive’s Date of Termination, (ii) divert or attempt to divert any person, concern or entity which is furnished products or services by the Company from doing business with the Company or otherwise change its relationship with the Company, or (iii) solicit, lure or attempt to hire away any of the employees of the Company with whom the Executive interacted directly or indirectly, while employed with the Company.

(e)                                  Executive acknowledges that if he breaches or threatens to breach this Section 3, his actions may cause irreparable harm and damage to the Company that could not be compensated in damages.  Accordingly, if Executive breaches or threatens to breach this Section 3, the Company shall be entitled to seek injunctive relief, in addition to any other rights or remedies available to the Company.  The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s agreement under this Section 3(e).

4.                                       Termination.

4.1                                 By Executive.  Executive shall have the right to terminate his employment hereunder at any time by Notice of Termination (as described in Section 6).  If Executive terminates his employment because (i) the Company has materially breached this Agreement, and such breach has not been cured within thirty (30) days after written notice of such breach is given by Executive to the Company; or (ii) Executive has determined that his termination is for Good Reason (as defined in Section 5.7), Executive shall be entitled to receive the compensation and benefits set forth in subsections (a) through (g) below.  If Executive terminates his employment other than pursuant to clauses (i) or (ii) of this Section 4.1, the Company’s obligations under this Agreement shall cease as of the date of such termination.  Unless specified otherwise, the time period (such time period is hereinafter referred to as the “Severance Period”) in (a) through (g) below shall be the lesser of (i) (A) if Executive terminates his employment within 24 months of the Effective Date, the 24-month period commencing on Executive’s Date of Termination or (B) if Executive terminates his employment more than 24 months after the Effective Date, the 36-month period commencing on Executive’s Date of Termination, or (ii) the time period remaining from the Executive’s Date of Termination until the date he attains age 65.  The Company agrees that if Executive terminates employment and is entitled to compensation and benefits under this Section 4.1, he shall not be required to mitigate damages by seeking other employment, nor shall any amount he earns reduce the amount payable by the Company hereunder.

(a)                                  Base Salary - Executive will continue to receive his Base Salary as then in effect (subject to withholding of all applicable taxes) for the Severance Period in the same manner as it was being paid as of the Date of Termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than 30 days after his termination of employment; provided, further, that the amount of such lump sum payment shall be determined by taking the salary payments to be made and discounting them to their Present Value (as defined in Section 5.9) on the date Executive’s employment under this Agreement is terminated.

(b)                                 Bonuses and Incentives - Executive shall receive bonus payments from the Company for each month of the Severance Period in an amount for each such month equal to one-twelfth of the average of the bonuses (“Average Bonus”) earned by him for the two fiscal years in which bonuses were paid to him (including, if applicable, any completed fiscal year for which the bonus has been earned but has not yet been paid) immediately preceding the year in which such termination occurs.  Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the Date of Termination shall be payable on the date such amounts are payable to other executives and Executive’s termination shall not affect the payment of such bonus.  Executive shall also receive a pro rated bonus for any uncompleted fiscal year at the Date of Termination, calculated based upon the Average Bonus and the number of days compared to 365 that he was employed during such fiscal year.  The bonus amounts determined herein shall be paid in a single lump sum payment, to be paid not later than 60 days after termination of employment; provided, that the amount of such lump sum payment representing the monthly bonus payments shall be determined by taking the monthly bonus payments to be made and discounting them to their Present Value on the date Executive’s employment under this Agreement is terminated.

(c)                                  Health and Life Insurance Coverage - The health care coverage (including Exec-U-Care) and group term life insurance coverage provided to Executive at his Date of Termination shall be continued for the Severance Period at the same level and in the same manner as then provided to actively employed executive participants as if his employment under this Agreement had not terminated.  Any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts.  Any costs Executive was paying for such coverages at the Date of Termination shall be paid by Executive by separate check payable to the Company each month in advance.  If the terms of the life insurance coverage referred to in this subsection (c), or the laws applicable to such life insurance coverage, do not permit continued participation by Executive, then the Company will arrange for other life insurance coverage at its expense providing substantially similar benefits (even if the costs of such coverage are higher than if Executive had remained in the Company plan).

If the terms of the healthcare benefits program referred to in this subsection (c) do not permit continued participation by Executive as required by this subsection or if the healthcare benefits to be provided to Executive and his dependents pursuant to this subsection (c) cannot be provided in a manner such that the benefit payments will continue to be tax-free to Executive and his dependents, then the Company  shall (i) pay to Executive within five (5) days after Executive’s Date of Termination a lump sum amount equal to the monthly rate for COBRA coverage at Executive’s termination date that is then being paid by former active employees for the level of coverage that applies to Executive and his dependents, minus the amount active employees are then paying for such coverage, multiplied by the number of months in the Severance Period (plus a gross-up on the lump sum amount determined under this subsection (c)), and (ii) permit Executive and his dependents to elect to participate in the healthcare plan for the length of the Severance Period upon payment of the applicable rate for COBRA coverage during the Severance Period.

(d)                                 Employee Retirement Plans - To the extent permitted by the applicable plan, Executive will be entitled to continue to participate, consistent with past practices, in all employee retirement and deferred compensation plans maintained by the Company in which Executive participates as of his Date of Termination, including, to the extent such plans are still maintained by the Company, the Blount 401(k) Plan and the Blount Excess 401(k) Plan.  Executive’s participation in such retirement plans shall continue for the Severance Period, the compensation payable to Executive under (a) and (b) above shall be treated (unless otherwise excluded) as compensation under the plan as if it were paid on a monthly basis, and he will receive credit for years of service for the length of the Severance Period.  For purposes of the Blount 401(k) Plan and the Blount Excess 401(k) Plan, he will receive an amount equal to the Company’s contributions to the plans as though Executive had participated in such plans at the maximum permissible contributions level and the Company had continued to make Matching Contributions and Savings Plus Contributions to such plans for the Severance Period.  If continued participation in any plan is not permitted by the plan or by applicable law, the Company shall pay to Executive or, if applicable, his beneficiary a supplemental benefit equal to the Present Value on the Date of Termination under this Agreement of the excess of (i) the benefit Executive would have been paid under such plan if he had continued to be covered for the Severance Period (less any amounts Executive would have been required to contribute), over (ii) the benefit actually payable under such plan.  The Company shall pay the Present Value of such additional benefits (if any) in a lump sum within 30 days of his termination of employment.

(e)                                  Effect of Lump Sum Payment.  The lump sum payment under (a) or (b) above shall not alter the amounts Executive is entitled to receive under the benefit plans described in this section.  Benefits under such plans shall be determined as if Executive had remained employed and received such payments over the Severance Period.  The lump sum payments under subsections (a), (b) (c) and (d) above are intended to satisfy the “short-term deferral exception” of Section 409A of the Code.

(f)                                    Stock Options.  As of Executive’s Date of Termination, any outstanding stock options granted to Executive by the Company, shall become vested and exercisable as provided in the Stock Option Agreements for such stock options.

(g)                                 Office Space; Secretarial.  Executive will be provided appropriate office space, secretarial assistance and reasonable expenses related thereto for a period of twelve (12) months from Executive’s Date of Termination.  The benefits under this subsection (g) shall be provided in a manner consistent with the requirements of Section 409A of the Code.

4.2                                 By Company.  The Company shall have the right to terminate Executive’s employment under this Agreement at any time during the Term by Notice of Termination (as described in Section 6).  If the Company terminates Executive’s employment under this Agreement (i) for Cause, as defined in Section 5.2, (ii) if Executive becomes Disabled, or (iii) upon Executive’s death, the Company’s obligations under this Agreement shall cease as of the Date of Termination; provided, however, that Executive will be entitled to whatever benefits are payable pursuant to the terms of any health, life insurance, disability, welfare, retirement or other plan or program maintained by the Company.  If the Company terminates Executive during the Term of this Agreement other than pursuant to clauses (i) through (iii) of this Section 4.2, Executive shall be entitled to receive the compensation and benefits provided in subsections (a) through (g) of Section 4.1 above for the Severance Period (as defined in Section 4.1), and subject to the provisions (including the non-mitigation provision) and limitations therein.

4.3                                 Limitation on Benefits Upon Termination.

(a)                                  Notwithstanding anything in this Agreement to the contrary, any benefits payable or to be provided to Executive by the Company or its affiliates, whether pursuant to this Agreement or otherwise, which are treated as Severance Payments shall be modified or reduced in the manner provided in (b) below to the extent necessary so that the benefits payable or to be provided to Executive under this Agreement that are treated as Severance Payments, as well as any payments or benefits provided outside of this Agreement that are so treated, shall not cause the Company to have paid an Excess Severance Payment.  In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation.

(b)                                 In the event that the amount of any Severance Payments which would be payable to or for the benefit of Executive under this Agreement must be modified or reduced to comply with this Section 4.3, Executive shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment or change in the timing of the payment shall be made without the consent of the Company.

(c)                                  This Section 4.3 shall be interpreted so as to avoid the imposition of excise taxes on Executive under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement or otherwise.  Notwithstanding the foregoing, in no event will any of the provisions of this Section 4.3 create, without the consent of Executive, an obligation on the part of Executive to refund any amount to the Company following payment of such amount.

(d)                                 In addition to the limits otherwise provided in this Section 4.3, to the extent permitted by law, Executive may in his sole discretion elect to reduce any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on Executive under Section 4999 of the Code.

(e)                                  For purposes of this Section 4.3, the following definitions shall apply:

(i)                               “Excess Severance Payment” - The term “Excess Severance Payment” shall have the same meaning as the term “excess parachute payment” defined in Section 280G(b)(1) of the Code.

(ii)                            “Severance Payment” - The term “Severance Payment” shall have the same meaning as the term “parachute payment” defined in Section 280G(b)(2) of the Code.

(iii)                         “Reasonable Compensation” - The term “Reasonable Compensation” shall have the same meaning as provided in Section 280G(b)(4)

of the Code.  The parties acknowledge and agree that, in the absence of a change in existing legal authorities or the issuance of contrary authorities, amounts received by Executive as damages under or as a result of a breach of this Agreement shall be considered Reasonable Compensation.

4.4                                 Section 409A Compliance. To the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Code, including any applicable transition rules.  The Company shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A.  The Company shall have the authority to delay the commencement of all or a part of the payments to Executive under this Section 4 if Executive is a “key employee” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to a date which is six months after the date of Executive’s termination of employment (and on such date the payments that would otherwise have been made during such six-month period shall be made) to the extent (but only to the extent) such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Company and Executive agree to take into account any transitional rules and exemption rules available under Section 409A.

4.5                                 Release of Claims.  To be entitled to any of the compensation and benefits described above in this Section 4, Executive shall sign a release of claims in the form required by the Company.  No payments shall be made under this Section 4 until such release has been properly executed and delivered to the Company and until the expiration of the revocation period, if any, provided under the release.  If the release is not properly executed by Executive and delivered to the Company within the reasonable time periods specified in the release, the Company’s obligations under this Section 4 will terminate.

5.                                       Definitions.  For purposes of this Agreement the following terms shall have the meanings specified below:

5.1                                 “Board” or “Board of Directors”.  The Board of Directors of the Company.

5.2                                 “Cause” .  The involuntary termination of Executive by the Company for the following reasons shall constitute a termination for Cause:

(a)                                  If the termination shall have been the result of an act or acts by Executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

(b)                                 If the termination shall have been the result of a willful act or acts by Executive which are in the good faith judgment of the Board to be in material violation of law or of policies of the Company and which result in demonstrably material injury to the Company;

(c)                                  If the termination shall have been the result of an act or acts of proven dishonesty by Executive resulting or intended to result directly or indirectly in significant gain or personal enrichment to the Executive at the expense of the Company; or

(d)                                 Upon the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability, as defined herein), after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties.

With respect to clauses (b), (c) or (d) above of this Section, Executive shall not be deemed to have been involuntarily terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in clauses (b), (c) or (d)  and specifying the particulars thereof in detail.  For purposes of this Agreement, no act or failure to act by Executive shall be deemed to be “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company.

5.3                                 “Change in Control”.  Either

(a)                                  the acquisition, directly or indirectly, by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), of securities of the Company representing an aggregate of more than fifty  percent (50%) of the combined voting power of the Company’s then outstanding securities (excluding the acquisition by persons who own such amount of securities on the date hereof, or acquisitions by persons who acquire such amount through inheritance), or

(b)                                 during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or

(c)                                  consummation of (i) a merger, consolidation or other business combination of the Company with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Company, or such surviving entity or parent or affiliate thereof, outstanding immediately after such merger, consolidation or business combination, or (ii) a plan of complete liquidation of Company or an agreement for the sale or disposition by Company of all or substantially all of Company’s assets;

(d)                                 a sale of more than 50% of the assets of the Company.

5.4                                 “Code”.  The Internal Revenue Code of 1986, as it may be amended from time to time.

5.5                                 “Confidential Information”.  All technical, business, and other information relating to the business of the Company or its subsidiaries or affiliates, including, without limitation, technical or nontechnical data, formulae, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality.  Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret.  Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

5.6                                 “Disability” or “Disabled”.  Executive’s inability as a result of physical or mental incapacity substantially to perform his duties for the Company on a full-time basis for a continuous period of six (6) months.

5.7                                 “Good Reason”.  A “Good Reason” for termination by Executive of Executive’s employment shall mean the occurrence during the Term  (without the Executive’s express written consent) of any one of the acts or failures to act by the Company set forth in (a) through (e) below, and satisfaction of the following conditions:  (i) the Executive provides notice to the Company of such Good Reason condition within 90 days of its initial existence, (ii) the Company is given 30 days to remedy the Good Reason condition and fails to do so, and (iii) the Executive terminates employment within one year of the initial existence of the Good Reason condition.  For purposes of this Agreement, the Good Reason conditions are as follows:

(a)                                  a material adverse change in the nature or status of Executive’s job responsibilities from those set forth in Section 1(a) above;

(b)                                 the relocation of the Company’s principal executive offices to a location more than fifty (50) miles from Portland, Oregon or the Company’s requiring Executive to be based anywhere other than the Company’s principal executive offices, except for reasonably required travel on the Company’s business;

(c)                                  a material reduction by the Company in Executive’s Base Salary as in effect on the date hereof or as the same my be increased from time to time;

(d)                                 a material reduction by the Company in the compensation and benefits provided in the aggregate to Executive on the date hereof under the Company’s 401(k), deferred compensation, incentive compensation, life insurance, health care, AD&D, or disability plans; and

(e)                                  the failure by the Company to obtain a successor’s consent to be bound by the Agreement as provided in Section 8.1.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

5.8                                 “Person” .  Any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

5.9           “Present Value”.  The term “Present Value” on any particular date shall have the same meaning as provided in Section 280G(d)(4) of the Code.

6.             Termination Procedures.

6.1           Notice of Termination.  During the Term of this Agreement, any purported termination of Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  Further, a Notice of Termination for Cause is required to include the information set forth in Section 6.2.

6.2           Date of Termination.  “Date of Termination,” with respect to any purported termination of Executive’s employment during the Term of this Agreement, shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given);

provided, however, that the “Date of Termination” for purposes of this Agreement shall not be the last day of the Company’s fiscal year and, in the event the last day of the fiscal year is designated as the “Date of Termination”, the “Date of Termination” for purposes hereof shall automatically be the first day of the next following fiscal year.

7.             Contract Non-Assignable.  The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.

8.             Successors; Binding Agreement.

8.1           In addition to any obligations imposed by law upon any successor to, or transferor of,  the Company, the Company will require any successor to, or transferor of, all or substantially all of the business and/or assets of the Company or stock of the Company (whether direct or indirect, by purchase, merger, reorganization, liquidation, consolidation or otherwise) to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason.

8.2           This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors,

heirs, distributees, devisees and legatees and by the Company’s successors and assigns.  If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate.

9.             Other Agents.  Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to the Company.

10.           Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company	Blount International, Inc. 4909 SE International Way Portland, OR 97222 ATTN: General Counsel

To the Executive:	Joshua L. Collins [redacted] [redacted]

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

11.           Provisions Severable.  If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

12.           Waiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

13.           Indemnification.  During the term of this Agreement and after Executive’s termination, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law.  During the Term and after Executive’s termination, Executive shall be covered by any policy of directors’ and officers’ liability insurance maintained by the Company for the benefit of its officers and directors.

14.           Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto.

15.           Governing Law.  The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

16.           Arbitration of Disputes; Expenses.  All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive’s claim has been denied.  To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon, in accordance with the employment arbitration rules of the American Arbitration Association then in effect.  To the extent administratively practicable, the Company and the Executive agree to select an arbitrator who is an attorney with experience in employment law disputes.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  In the event the Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any material rights or benefits through settlement, arbitration or otherwise, the Company shall pay Executive’s reasonable legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator.  If applicable, the Executive’s reasonable legal fees and expenses shall be paid within thirty (30) days of Executive’s submission of the invoices for such amounts.  Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

EXECUTIVE:

/s/ Joshua L. Collins
JOSHUA L. COLLINS

COMPANY:

BLOUNT INTERNATIONAL, INC.

By:	/s/ Eliot M. Fried